Exhibit 99.1

Vapotherm Announces NYSE Continued Listing Standard Notice Related to Stock Price

EXETER, N.H.--(BUSINESS WIRE)--Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Vapotherm high velocity therapy® products, which are used to treat patients of all ages suffering from respiratory distress, today announced that it was notified (the “Notice”) on March 15, 2023 by the New York Stock Exchange, Inc. (the “NYSE”) that the Company is not in compliance with the NYSE’s continued listing standard set forth in Section 802.01C of the NYSE’s Listed Company Manual because the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30 trading-day period.

As set forth in the Notice, as of March 14, 2023, the 30-trading day average closing share price of the Company’s common stock was $0.94 per share.

Pursuant to Section 802.01C, the Company has a period of six months following receipt of the Notice to regain compliance with the minimum share price requirement. In order to regain compliance, on the last trading day of any calendar month during the cure period or on the last business day of the six month cure period, the Company’s shares of common stock must demonstrate (i) a closing price of at least $1.00 per share and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on such date.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE during the applicable cure period, subject to all other listing requirements of the NYSE. As previously disclosed in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 3, 2022 and December 6, 2022, the Company’s common stock will continue to trade under the symbol “VAPO” with the added designation of “.BC” to indicate that the Company is not currently in compliance with NYSE continued listing standards. The “.BC” indicator will be removed at such time as the Company regains compliance with all continued listing standards.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements, nor does it conflict with or cause an event of default under any of the Company’s debt agreements.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.8 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free non-invasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The HVT 2.0 and Precision Flow systems’ mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties, including its intent to regain compliance with the NYSE continued listing standards. In some cases, you can identify forward-looking statements by terms such as “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “believe,” “estimate,” “predict,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future or achieve its 2023 financial guidance; risks associated with the move of its manufacturing operations to Mexico; Vapotherm’s ability to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s ability to comply with its $5 million minimum cash covenant, execute on its path-to-profitability initiative, convert $17 million of excess inventory into cash, fund its business through 2023 and get it to Adjusted EBITDA positive in the fourth quarter of 2023; Vapotherm’s dependence on sales generated from its High Velocity Therapy systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of COVID on its business, including its supply chain, its inability to regain compliance with the NYSE continued listing standards; and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 23, 2023, and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011